AMENDMENT NO. 2
                             PARTICIPATION AGREEMENT


        The Participation Agreement (the "Agreement"), dated September 21, 1996, by and among AIM Variable Insurance Funds, Inc., a Maryland corporation, A I M Distributors, Inc., a Delaware corporation, Pruco Life Insurance Company, an Arizona life insurance company and Pruco Securities Corporation, a New Jersey corporation, is hereby amended as follows:

        Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:


                                   "SCHEDULE A

FUNDS AVAILABLE UNDER               SEPARATE ACCOUNTS                   POLICIES FUNDED BY THE
THE POLICIES                        UTILIZING THE FUNDS                 SEPARATE ACCOUNTS
------------                        -------------------                 -----------------
AIM V.I. Growth and Income          Pruco Life Flexible Premium         Discovery Select Annuity
    Fund                            Variable Annuity Account,           Contract
AIM V.I. Value Fund                 established June 16, 1995


AIM V.I. Value Fund                 Pruco Life Variable                 Variable Universal Life
                                    Appreciable Account,                Insurance Policy
                                    established January 13, 1984

AIM V.I. Value Fund                 Pruco Life Variable                 PruSelect I Variable Universal
                                    Universal Account,                  Life Policy
                                    established April 17, 1989

AIM V.I. Value Fund                 Pruco Life Variable                 PruSelect II Variable Universal
                                    Universal Account,                  Life Policy"
                                    established April 17, 1989


        All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


Effective Date: August 1, 1998




                                            AIM VARIABLE INSURANCE FUNDS, INC.



Attest: /s/ Nancy L. Martin                 By:  /s/ Robert H. Graham
       ---------------------                    -----------------------
Name:   Nancy L. Martin                     Name:  Robert H. Graham
Title:  Assistant Secretary                 Title: President

(SEAL)

                                            A I M DISTRIBUTORS, INC.



Attest: /s/ Nancy L. Martin                 By: /s/ Michael J. Cemo
       ---------------------                    -----------------------
Name:   Nancy L. Martin                     Name:  Michael J. Cemo
Title:  Assistant Secretary                 Title: President


(SEAL)


                                            PRUCO LIFE INSURANCE COMPANY


Attest: /s/ Thomas C. Castano               By:    /s/ Esther H. Milnes
       ---------------------                      ---------------------
Name:   Thomas C. Castano                   Name:  Esther H. Milnes
       ---------------------                      ---------------------
Title:  Assistant Secretary                 Title: President
       ---------------------                      ---------------------


(SEAL)



                                            PRUCO SECURITIES CORPORATION


Attest: /s/ Thomas C. Castano               By:    /s/ Richard A. Topp
       ---------------------                      ---------------------
Name:   Thomas C. Castano                   Name:  Richard A. Topp
       ---------------------                      ---------------------
Title:  Assistant Secretary                 Title: President
       ---------------------                      ---------------------


(SEAL)

                   AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

        THIS AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT is made and entered into as of June 30, 1998 by and among PRUCO LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("Manager").

        WHEREAS, the Company offers to the public certain individual variable universal life contracts, variable annuity contracts and individual variable life insurance contracts (collectively, the "Contracts"); and

        WHEREAS, the Company wishes to offer as investment options under the Contracts, the funds listed on EXHIBIT A hereto (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

        WHEREAS, on the terms and conditions hereinafter set forth, the Manager desires to make shares of the Funds available as an investment option under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds;

        NOW, THEREFORE, the Company and the Manager agree as follows:

        1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, the Manager will cause shares of the Funds to be made available to be purchased, exchanged, or redeemed, by the Company on behalf of Contract owners through the Accounts (defined in SECTION 6(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

        2. ADMINISTRATIVE SERVICES. The Company shall be solely responsible for providing all administrative services for the Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of administrative services to the Contract owners.

        3.     PROCESSING AND TIMING OF TRANSACTIONS.

       (a) The funds hereby appoint the Company as their agent for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 3:00 p.m. Central time) and transmitted to the Funds' transfer agent by 8:30 a.m. Central time on the next following Business Day will be executed at the net asset value determined as of the Close of Trading, on the previous Business Day ("Day 1"). Any Orders received by the Company after the Close of Trading, and all Orders that are transmitted by the Company after 8:30 a.m. Central time on the next following Business Day, will be executed at the net asset value next determined following receipt of such Order. The day as of which an Order is executed pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date".

      (b) By 5:30 p.m. Central time on each Business Day, the Manager or its agent will provide to the Company, via facsimile or other electronic transmission acceptable to the Company, the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading. If the Manager provides the Company with materially incorrect share net asset value information through no fault of the Company, the Company on behalf of the separate accounts shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of net asset value per share, dividend or capital gain information shall be reported to the Company promptly upon discovery.

      (c) By 8:30 a.m. Central time on each Business Day, the Company will provide to the Manager via facsimile or other electronic transmission acceptable to the Manager a report stating whether the Orders received by the Company from Contract owners by the Close of Trading on the preceding Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to the Manager" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of The Manager, its agents or affiliates (hereinafter, "Remote Computer Terminals").

      (d) Upon the timely receipt from the Company of the report described in
(c) above, the Funds will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on Day 1. Payment for net purchase transactions shall be made by wire transfer to the custodial account designated by the Funds on the Business Day next following the Effective Trade Date. Such wire tramfers shall be initiated by the Company's bank prior to 3:00 p.m. Central time and received by the Funds prior to 5:00 p.m. Central time on the Business Day next following the Effective Trade Date. If payments for a purchase Order is not timely received, such Order will be executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Funds to the account designated by the appropriate receiving party within the time period set forth in the applicable Fund's then-current prospectus; provided, however, the Funds will use all reasonable efforts to settle all redemptions on the Business Day following the Effective Trade Date. Within one week of the transaction, the Manager will send or cause to be sent a written confirmation of all trades to the Company's Separate Accounts Department in the form of a statement detailing the Company's total shares owned, Effective Trade Date, shares purchased and sold and the net asset value of the shares. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

        4.     PROSPECTUS AND PROXY MATERIALS.

      (a) The Manager shall provide to the shareholder of record copies of the Funds proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Funds' shareholders. In addition, the Manager shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Funds' prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, the Manager will provide the Company with a sufficient quantity of proxy materials for each Contract owner. If requested by the Company in lieu of printed prospectuses, the Manager or its designee shall provide such documentation (including a "camera ready" copy of the new prospectus as set in type or, at the request of the Company, as a diskette in the form sent to the Funds' printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Contracts, prospectuses for other mutual funds in which the Contracts may be invested, and the Funds' new prospectus printed together in one document. Such documentation shall be provided in electronic format no later than April 15 of each year. If the Manager fails to provide such documentation in a timely manner through no fault of its own and such delay causes the Company to incur additional costs, the Manager shall reimburse the Company for any reasonable and actual out-of-pocket expenses directly attributable to such delay upon submission of any expense accounting the Manager reasonably may require. Such out-of-pocket expenses shall not include over-time for employees of the Company.

       (b) The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Funds to the Company shall be paid by the Manager or its agents or affiliates; provided, however, that if at any time the Manager or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If the Manager believes the reasonableness of such usage has not been adequately demonstrated, it may request that the Company pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, the Manager may refuse to supply such additional materials and this section shall not be interpreted as requiring delivery by the Manager of any copies in excess of the number of copies to be provided to existing Contract owners.

       (c) The cost of distribution, if any, of any prospectuses, proxy materials, periodic fund reports and other materials of the Funds to the Contract owners shall be paid by the Company and shall not be the responsibility of the Manager or the Funds.

       5.      COMPENSATION AND EXPENSES.

      (a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owners"). The Company and the Record Owners shall properly complete any applications or other forms required by the Manager or the Funds' transfer agent from time to time.

      (b) The Manager acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of performance by the Company of the administrative services and performance of all other obligations under this Agreement by the Company, the Manager will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per armum of the average aggregate amount invested by the Company in the Funds, based on the average aggregate market value of investments (on behalf of the Contact owners) in the Funds by the Company, its subsidiaries and affiliates that offer insurance products, up to an average aggregate investment in the Funds of $100 million. For all assets invested in the Funds by the Company, its subsidiaries and affiliates that offer insurance products, over $100 million, the Manager will pay the Company an Administrative Services Fee of 30 basis points (0.30%) per annum of the average aggregate market value of the investments over SI 00 million.

      (c) The parties understand that the Manager customarily pays, out of its management fee, another corporation for the type of administrative services to be provided by the Company to the Contract owners. The parties agree that the payments by the Manager to the Company, like its payments to such other corporation, are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

      (d) For the purposes of computing the payment to the Company contemplated by this SECTION 5, the average aggregate amount invested by the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

      (e) The Manager will calculate the amount of the payment to be made pursuant to this SECTION 5 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by the Manager for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

 For the Pruco Life Variable Appreciable Account and Variable Universal Account:

                          Pruco Life Insurance Company
                          c/o The Prudential Insurance Company of America Gateway Center Three, 10th Floor
                          Newark, New Jersey 07102
                          Attention: Dennis Kane, Director of Accounting

        For the Pruco Life Flexible Premium Variable Annuity Account:

                          Pruco Life Insurance Company
                          3 Gateway Center, 8th Floor
                          Newark, New Jersey 07102-4077
                          Attn: Joel Kesner

       6.      REPRESENTATIONS AND WARRANTIES.

       (a) The Company represents and wan-ants that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the accounts set forth on EXHIBIT B hereto (the "Accounts"), which are separate accounts under Arizona insurance law, and has to the extent required by law registered the Accounts as unit investment trusts under the Investment Company Act to serve as investment vehicles for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified investment companies selected among those companies available through the Accounts to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply with all provisions of federal and state insurance, securities, and tax laws applicable to such activities.

        (b) The Manager represents that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Manager, enforceable in accordance with its terms; and (ii) the investments of the Funds will at all times be adequately diversified within the meaning of
  Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the regulations thereunder, and that at all times while this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies or by any other party permitted under
  Section 1.817-5(f)(3) of the Regulations promulgated under the Code. In the event of a breach of this Section 6(b)(ii) by the Funds or the Manager will take all reasonable steps (A) to notify the

Company of such breach and (B) to adequately diversify the Funds so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5.

      (c) The Manager represents that the Funds are currently qualified as Regulated Investment Companies under Subchapter M of the Internal Revenue Code, and that they will maintain such qualification (under Subchapter M or any successor or similar provision) and that the Manager will notify the Company immediately upon having a reasonable basis for believing that the Funds have ceased to so qualify or that they might not qualify in the future.

        7.     ADDITIONAL COVENANTS AND AGREEMENTS.

        (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement.

        (b) Each party shall promptly notify the other parties in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

        (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to the Accounts on any Business Day will be based upon instructions that it received from the Contract owners in proper form prior to the Close of Trading of the Exchange on that Business Day.

        (d) The Company covenants and agrees that all Orders transmitted to the Funds' transfer agent, whether by telephone, telecopy, or other electronic transmission acceptable to the Manager, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Account. Absent actual knowledge to the contrary, the Manager shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be solely responsible for the accuracy, propriety and consequences of all data transmitted to the Manager by the Company by telephone, telecopy or other electronic transmission acceptable to the Manager.

      (e) The Company shall furnish, or shall cause to be furnished, to the Manager, each piece of sales literature or other promotional material in which a Fund or the Manager is named, at least eight business days prior to its use. No such material shall be used if the Funds or the Manager reasonably objects in writing to such use within eight business days after receipt of such material.

      (f) The Company shall not give any information or make any representations or statements on behalf of any Fund or concerning any Fund other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for that Fund, or in sales literature or other promotional material approved by the Manager, except with the permission of the Manager. The Manager agrees to respond to any request for approval on a prompt and timely basis.

      (g) The Manager shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company or the

Accounts is named, at least ten business days prior to its use. No such material shall be used if the Company reasonably objects in writing to such use within ten business days after receipt of such material.

      (h) The Manager shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for the Accounts which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company, except with the permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.

      (i) The Manager will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, and all amendments to any of the above, that relate to that Fund or its shares, upon the Company's request.

       (j) The Company will provide to the Manager at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, and all amendments to any of the above, that relate to the Contracts or the Accounts, upon the Manager's request.

       (k) For purposes of this Section 7, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, reprints or excerpts of any other advertisement sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under NASD rules, the Investment Company Act or the Securities Act of 1993 (the "1933 Act").

       (1) For so long as the Manager maintains a web site on the Internet, the Company may provide a hyperlink to such site. If the Manager discontinues such web site or no longer maintains copies of Fund prospectuses therein for any reason, the Manager shall provide an electronic version of the Funds' prospectuses to the Company for use on the Company's web site, as reasonably requested by the Company.

        8. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither the Manager nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Manager or the Funds, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Manager or the Funds, as appropriate, the granting of which shall be at the sole option of the Manager and/or the Funds.

      9.       PROXY VOTING.

      (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the Investment Company Act as requiring such privileges. It shall be the responsibility of the Company to assure that it calculates voting privileges in a consistent manner.

      (b) The Company will distribute to Contract owners all proxy material furnished by the Manager and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

        10.    INDEMNITY.

        (a) The Manager agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this SECTION 10(A)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by the Manager of a material provision of this Agreement, or (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement or prospectus of the Funds or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Manager will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Manager shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

       (b) The Company agrees to indemnify and hold harmless the Manager and the Funds and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls the Funds or the Manager within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this SECTION 10(B)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses (i) result from a breach by the Company of a material provision of this Agreement, or (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement or prospectus of the Company regarding the Contracts, if any, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) result from the use by any person of a Remote Computer Terminal. The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Manager or the Funds in performing their obligations under this Agreement.

       (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this SECTION 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

      (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

       11.     POTENTIAL CONFLICTS.

       (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Manager on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Funds (the "Board") will monitor the Funds for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Funds. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

      (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to infonn the Board whenever contract owner voting instructions are disregarded.

      (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in the Funds, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                (i) withdrawing the assets allocable to the Accounts from the Funds and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

                (ii) establishing a new registered management investment company or managed separate account.

      (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Funds, the Company at its sole cost, may be required, at the Board's election, to withdraw the Accounts' investment in the Funds and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

      (e) For the purpose of this SECTION 11, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict but in no event will the Funds be required to establish a new funding medium for any Contract. The Company shall not be required by this SECTION 11 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

       12. TERMINATION. This agreement shall terminate as to the sale and issuance of new Contracts:

      (a) at the option of either the Company or the Manager upon six months' advance written notice to the other,

      (b) at the option of the Company if the Funds' shares are not available for any reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by Company;

      (c) at the option of either the Company or the Manager, upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, any Account, the Company, the Manager, or the Funds by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

      (d) upon termination of the Management Agreement between the Funds and Manager. Notice of such termination shall be promptly furnished to the Company. This SUBSECTION (D) shall not be deemed to apply if contemporaneously with such termination a new contract of substantially similar terms is entered into between the Funds and Manager,

      (e) upon the requisite vote of Contract owners having an interest in any of the Funds to substitute for the Funds' shares the shares of another investment company in accordance with the terms of Contracts for which the Funds' shares had been selected to serve as the underlying investment medium. The Company will give 60 days' written notice to the Funds and the Manager of any proposed vote to replace the Funds' shares;

      (f) upon assignment of this Agreement unless made with the written consent of all other parties hereto;

      (g) if the Funds' shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Company. Prompt notice shall be given by either party should such situation occur,

       (h) at the option of the Manager, if the Manager reasonably determines in good faith that the Company is not offering shares of the Funds in conformity with the terms of this Agreement or applicable law;

      (i) at the option of any party hereto upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order;

      (j) at the option of the Company if a Fund fails to meet the diversification requirements specified in Section 6(b)(ii) hereof,

      (k) at the option of any party to this Agreement, upon another party's material breach of any provision of this Agreement; or

      (1) at the option of the Company upon three months' advance written notice if a Fund substantially changes its investment objective or investment style.

      13. CONTINUATION OF AGREEMENT. Termination as the result of any cause listed in SECTION 12 shall not affect the Manager's obligation to continue to cause the Funds to furnish their shares under the terms of this Agreement to Contracts then in force for which its shares serve or may serve as the underlying medium (unless such further sale of Fund shares is proscribed by law or the SEC or other regulatory body). Following termination, the Manager shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

      14. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

      15. SURVIVAL. The provisions of SECTION 8 (use of names) and SECTION 10 (indemnity) of this Agreement shall survive termination of this Agreement.

        16. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

      17. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

      To the Company:

                             Pruco Life Insurance Company
                             213 Washington Street
                             Newark, New Jersey 07102
                             Attention: Thomas C. Castano, Esq.
                             (201) 802-4708 (office number)
                             (201) 802-9560 (telecopy number)

        With a copy to:

                             Pruco Life Insurance Company
                             751 Broad Street, 21st Floor
                             Newark, New Jersey 07102
                             Attention: Kirk Montgomery
                             (973) 367-772S (office number)
                             (973) 643-5520 (telecopy number)

        To the Manager:

                             American Century Investments
                             4500 Main Street
                             Kansas City, Missouri 64111
                             Attention:   Charles A. Etherington, Esq.
                             (816) 340-4051 (office number)
                             (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
SECTION 17 shall be deemed to have been delivered on receipt.

      18. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

      20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters, specifically including that certain Fund Participation Agreement dated May 16, 1997, by and among the Company, the Manager and American Century Investment Services, Inc.

      22. CONFIDENTIALITY. Subject to applicable law and regulatory authority, each party hereto shall treat as confidential all information reasonably identified as such in writing by any other party hereto (including without limitation the names and addresses of the owners of the

Contracts) and, except as contemplated by this Agreement shall not disclose, disseminate or utilize such confidential information until such time as it may come into the public domain without the expressed prior written consent of the affected party.

      23. COOPERATION. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit each other and such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


AMERICAN CENTURY INVESTMENT,                     PRUCO LIFE INSURANCE COMPANY
MANAGEMENT, INC.

By: /s/  William M. Lyons                        By: /s/  Edward A. Minogue
    ----------------------------                     ---------------------------
        William M. Lyons                         Name:   Edward A. Minogue
        Executive Vice President                 Title:  Senior Vice President

                                    EXHIBIT A

                                 FUNDS AVAILABLE



-------------------------------------------------- -----------------------------
                     ISSUER                                  NAME OF FUND
-------------------------------------------------- -----------------------------
American Century Variable Portfolios, Inc.           VP Value
-------------------------------------------------- -----------------------------

                                    EXHIBIT B

                                    ACCOUNTS



Pruco Life Variable Appreciable Account

Pruco Life Variable Universal Account

Pruco Life Flexible Premium Variable Annuity Account